UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

99¢ ONLY STORES
(Exact name of registrant as specified in its charter)

CALIFORNIA	95-2411605
(State of incorporation or organization)	(IRS Employer Identification No.)

4000 EAST UNION PACIFIC AVENUE,	90023
CITY OF COMMERCE, CALIFORNIA
(Address of principal executive office)	(Zip Code)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

Title of each class	Name of each exchange on
to be so registered	which each class is to be
registered
Common Stock, no par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction
A.(c), check the following box. ☐*

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction
A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

None

* The purpose of this Form 8-A/A is to reflect an amendment to the Amended and Restated Articles of Incorporation of the Registrant that took place on January 13, 2003.

Item 1.	Description of Securities to be Registered.

The description of Registrant’s capital stock is hereby amended and restated as follows:

The authorized capital stock of 99¢ Only Stores, a California corporation (the “Company” or “Registrant”) consists of 200,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share. The following description of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) and Amended and Restated Bylaws, which are Exhibits 3.1 and 3.2 to this Registration Statement and are incorporated by reference herein.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Subject to contractual restrictions on dividends and to preferences which may be granted to holders of Preferred Stock, each holder of Common Stock is entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

The holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

The Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock, no par value, in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. There are no shares of Preferred Stock presently outstanding, and the Company currently has no plans to issue shares of Preferred Stock.  The issuance of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing an acquisition or a change in control of the Company.

The Articles prevent shareholders from taking action by written consent without a meeting.  Any amendment to such provision, or to the provisions of the Articles authorizing the issuance of Preferred Stock, requires a 66-2/3 percent vote of the issued and outstanding shares of capital stock of the Company.

Item 2.	Exhibits.

3.1
Amended and Restated Articles of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

3.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended March 29, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

99¢ ONLY STORES

Date: November 8, 2010	By: /s/ Eric Schiffer
Eric Schiffer
Chief Executive Officer